Exhibit 4.2

Stryker Corporation

and

U.S. Bank National Association,

as Trustee

Nineteenth Supplemental Indenture

Dated as of December 3, 2019

to Senior Debt Indenture

Dated as of January 15, 2010

Establishing a series of Securities designated

0.250% Notes due 2024

Table of Contents

		Page
ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Relation to Base Indenture	1
Section 1.02	Definitions	2

ARTICLE II

CREATION, FORMS, TERMS AND CONDITIONS OF THE SECURITIES

Section 2.01	Creation of the Notes	9
Section 2.02	Form of the Notes	9
Section 2.03	Terms and Conditions of the Notes	10
Section 2.04	Ranking	11
Section 2.05	Sinking Fund	11
Section 2.06	Place of Payment	11
Section 2.07	Transfer and Exchange	11
Section 2.08	Cancellation and/or Adjustment of Global Notes	12

ARTICLE III

REDEMPTION OF THE NOTES

Section 3.01	Special Mandatory Redemption by the Company	12
Section 3.02	Optional Redemption by the Company	13
Section 3.03	Optional Redemption for Tax Reasons	14
Section 3.04	Payment of Additional Amounts	15

ARTICLE IV

CHANGE OF CONTROL

Section 4.01	Repurchase at the Option of Holders Upon Change of Control Repurchase Event	17

ARTICLE V

COVENANTS

Section 5.01	Limitation on Liens	19
Section 5.02	Limitations on Sale and Leaseback Transactions	19

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ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01	Ratification of Base Indenture	20
Section 6.02	Conflict with Trust Indenture Act	20
Section 6.03	Effect of Headings	21
Section 6.04	Successors and Assigns	21
Section 6.05	Separability Clause	21
Section 6.06	Governing Law	21
Section 6.07	Counterparts	21

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NINETEENTH SUPPLEMENTAL INDENTURE, dated as of December 3, 2019 (this “Nineteenth Supplemental Indenture”) between Stryker Corporation, a corporation duly organized and existing under the laws of the State of Michigan (herein called the “Company”), having its principal office at 2825 Airview Boulevard, Kalamazoo, Michigan, and U.S. Bank National Association, a nationally chartered banking association, as trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of January 15, 2010 (the “Base Indenture” and, together with this Nineteenth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of the Company’s debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 901 of the Base Indenture permits the Company and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form and terms of any series of Securities;

WHEREAS, Section 201 of the Base Indenture permits the form of Securities of any series to be established in a supplemental indenture to the Base Indenture;

WHEREAS, Section 301 of the Base Indenture permits certain terms of any series of Securities to be established pursuant to a supplemental indenture to the Base Indenture;

WHEREAS, pursuant to Sections 201 and 301 of the Base Indenture, the Company desires to provide for the establishment of a new series of Securities in an aggregate principal amount of €850,000,000 to be designated the 0.250% Notes due 2024 (hereinafter called the “Notes”) under the Base Indenture, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Nineteenth Supplemental Indenture; and

WHEREAS, all things necessary to make this Nineteenth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

NOW, THEREFORE, for and in consideration of the foregoing and the purchase of the Notes established by this Nineteenth Supplemental Indenture by the holders thereof (the “Holders”), it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Relation to Base Indenture. This Nineteenth Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified by this Nineteenth Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.02 Definitions. For all purposes of this Nineteenth Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.02 have the respective meanings assigned hereto in this Section 1.02 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.02) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Nineteenth Supplemental Indenture:

(a) Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Nineteenth Supplemental Indenture;

(b) The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Nineteenth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) Headings are for convenience or reference only and do not affect interpretations; and

(d) The terms defined in this Section 1.02(d) have the meanings assigned to them in this Section and include the plural as well as the singular:

“Applicable Procedures” has the meaning set forth in Section 2.07(a).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction as determined in good faith by the Company) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Base Indenture” has the meaning given to such term in the recitals hereof.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the Notes are rated Investment Grade by at least one of such Rating Agency and are not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the Trustee or banking institutions in New York City, London or another place of payment on the Notes are authorized or required by law or regulation to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the “TARGET2” system), or any successor thereto, is open.

“Change of Control” means the occurrence of any of the following:

1. the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and those of the Company’s Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries;

2. the adoption of a plan relating to the Company’s liquidation or dissolution;

3. the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

4. the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one or more of its Subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(i) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Common Depositary” means Elavon Financial Services DAC, as common depositary for the Depositary.

“Company” has the meaning given to such term in the preamble hereof.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company (the “Quotation Agent”), a German government bund whose maturity is closest to the par call date, or if such Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bund as such Quotation Agent may, with the advice of three brokers of, and/or market makers in, German government bunds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Quotation Agent selected by the Company.

“Consolidated Net Tangible Assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) that under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) Investments in Unrestricted Subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Definitive Notes” means certificated Notes registered in the name of the Holder thereof and issued in accordance with Section 2.02 hereof, substantially in the form of Exhibit A hereto, except that such Security shall not bear the Global Note Legend.

“Depositary” means, with respect to Global Notes issued under this Nineteenth Supplemental Indenture, each of Clearstream and Euroclear.

“Euro” and “€” means the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined (1) Indebtedness of the Company and its Restricted Subsidiaries secured by a Mortgage and not permitted to exist under the Indenture and (2) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all Sale and Leaseback Transactions not permitted under the Indenture.

“Funded Debt” means Indebtedness that matures more than one year from the date of creation, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Global Note” means a single permanent fully-registered global note in book-entry form, without coupons, substantially in the form of Exhibit A attached hereto.

“Global Note Legend” means the legend set forth in Section 202 of the Base Indenture.

“Holders” has the meaning given to such term in the recitals hereof.

“Indebtedness” means any and all of the obligations of a Person for money borrowed that in accordance with generally accepted accounting principles would be reflected on the balance sheet of such Person as a liability as of the date of which the Indebtedness is to be determined. Notwithstanding the foregoing, a change in generally accepted accounting principles subsequent to November 30, 2018 shall not be deemed an incurrence of Indebtedness.

“Indenture” has the meaning given to such term in the recitals hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date” has the meaning set forth in Section 2.03(c).

“Investment” means any investment in stock, evidences of Indebtedness, loans or advances, however made or acquired, but does not include the Company’s account receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of Indebtedness, loans or advance made in connection with the sale to any Subsidiary of the Company’s accounts receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Maturity Date” has the meaning set forth in Section 2.03(b) hereof.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Notes” has the meaning given to such term in the recitals hereof.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Mortgage” means (a) any purchase money mortgage on such Principal Property prior to, simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”) of such Principal Property or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement; (b) Mortgages on a Principal Property existing at the time of acquisition, including acquisition through merger or consolidation; (c) Mortgages existing on the date of the initial issuance of the Notes, Mortgages on assets of a corporation or other business entity existing on the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or a Restricted Subsidiary or at the time the corporation or other business entity sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary or Mortgages on the assets of a Subsidiary that is newly designated as a Restricted Subsidiary if the Mortgage would have been permitted under the provisions of this paragraph if such Mortgage was created while the Subsidiary was a Restricted Subsidiary; (d) Mortgages in favor of the Company or a Restricted Subsidiary; (e) Mortgages for taxes, assessments or governmental charges or levies that are not delinquent or that are being contested in good faith; (f) carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanic’s, landlords’ and other similar Mortgages arising in ordinary course of business that are not delinquent or remain payable without penalty or that are being contested in good faith;

(g) Mortgages (other than any Mortgage imposed by the Employee Retirement Income Security Act of 1974) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (h) easements, rights-of-way, restrictions, encroachments, imperfections and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount and do not in any case materially detract from the value of the Principal Property subject thereto or materially interfere with the ordinary conduct of the Company and its Subsidiaries’ business, taken as a whole; (i) Mortgages arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, including any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; (j) Mortgages arising from filing Uniform Commercial Code financing statements relating solely to leases; and (k) Mortgages to secure Indebtedness incurred to extend, renew, refinance or replace Indebtedness secured by any Mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced Indebtedness does not exceed the principal amount of Indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage (and, in the case of real property, improvements).

“Principal Property” means all real property and improvements thereon owned by the Company or a Restricted Subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility, and improvements therein, having a net book value in excess of 2% of Consolidated Net Tangible Assets that is located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any real property and improvements thereon that the Company’s Board of Directors declares by resolution not to be of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

“Purchase Agreement” means the Purchase Agreement, dated November 4, 2019, by and among the Company, Stryker B.V., a private company with limited liability organized under the laws of The Netherlands and wholly owned subsidiary of the Company, and Wright Medical Group N.V., a public limited liability company organized under the laws of The Netherlands, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Regular Record Date” has the meaning set forth in Section 2.03(c).

“Redemption Date” means the Business Day on which Notes are redeemed by the Company pursuant to Section 3.02 hereof.

“Redemption Price” has the meaning set forth in Section 3.02(a).

“Registered Securities” means any Securities which are registered in the Security Register.

“Restricted Subsidiary” means a Subsidiary that owns a Principal Property.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

“Sale and Leaseback Transaction” means an arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property owned or acquired thereafter that has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person with the intention of taking back a lease of such Principal Property.

“Securities” has the meaning given to such term in the recitals hereof.

“Senior Funded Debt” means all Funded Debt (except Funded Debt, the payment of which is subordinated to the payment of the Notes).

“Special Mandatory Redemption Date” has the meaning set forth in Section 3.01(b).

“Special Mandatory Redemption Event” has the meaning set forth in Section 3.01(a)

“Special Mandatory Redemption Notice Date” has the meaning set forth in Section 3.01(b).

“Special Mandatory Redemption Price” has the meaning set forth in Section 3.01(a).

“Subsidiary” means a corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means the equity interest that ordinarily has voting power for the election of directors, managers or trustees of an entity, or persons performing similar functions, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

“Trustee” has the meaning given to such term in the preamble hereof.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

“Wright Tender Offer” means the tender offer contemplated by the Purchase Agreement.

ARTICLE II

CREATION, FORMS, TERMS AND CONDITIONS OF THE SECURITIES

Section 2.01 Creation of the Notes. In accordance with Section 301 of the Base Indenture, the Company hereby creates the Notes as a separate series of its securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of €850,000,000, except as permitted by Sections 304, 305 or 306 of the Base Indenture.

Section 2.02 Form of the Notes. The Notes shall each be issued in the form of a Global Note, duly executed by the Company and authenticated by the Trustee, which shall be deposited with, or on behalf of, the Common Depositary and shall be registered in the name of “Elavon Financial Services DAC”, or its nominee, for, and in respect of interests held through, the Depositary. The Notes shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Notes issued in definitive certificated form in accordance with the terms of the Base Indenture and this Nineteenth Supplemental Indenture, if any, shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon).

So long as the Common Depositary, or its nominee, is the registered owner of a Global Note, the Common Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in such Global Note shall be shown on, and transfers thereof shall be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners). In addition, the following provisions of clauses (1), (2), and (3) below shall apply only to Global Notes:

1. Notwithstanding any other provision in the Indenture, no Global Note may be exchanged in whole or in part for Securities registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable or no longer permitted under applicable law to continue as Depositary for such Global Note and the Company has not appointed a successor Depositary within 90 days of receipt of such notice or has ceased to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Note or (C) the Company (subject to the procedures of the Depositary) so directs the Trustee by Company Order. Beneficial interests in Global Notes may be exchanged for Definitive Notes of the same series upon request but only upon at least 30 days’ prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures.

2. Subject to clause (1) above, any exchange of a Global Note for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Note or any portion thereof shall be registered in such names as the Depositary for such Global Note shall direct.

3. Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

Section 2.03 Terms and Conditions of the Notes. The Notes shall be governed by all the terms and conditions of the Base Indenture, as supplemented by this Nineteenth Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a) Title and Aggregate Principal Amount. The title of the Notes shall be as specified in the Recitals of the Company; and the aggregate principal amount of the Notes shall be as specified in Section 2.01 of this Article II, except as permitted by Sections 304, 305 or 306 of the Base Indenture.

(b) Stated Maturity. The Notes shall mature, and the unpaid principal thereon shall be payable, on December 3, 2024 (the “Maturity Date”), subject to the provisions of the Base Indenture and Articles III and IV below.

(c) Interest. The rate per annum at which interest shall be payable on the Notes shall be 0.250%. Interest on the Notes shall be payable annually in arrears on December 3 of each year, commencing on December 3, 2020 (the “Interest Payment Date”), to the Persons in whose names the applicable Notes are registered in the Security Register applicable to the Notes at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the applicable Interest Payment Date (each, a “Regular Record Date”). Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or December 3, 2019, if no interest has been paid on the Notes), to, but excluding, the next scheduled Interest Payment Date. Interest on the Notes shall accrue from and including December 3, 2019. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the payment shall be made on the next Business Day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date or the Maturity Date, as the case may be, to the date the payment is made. Interest payments shall include accrued interest from and including the date of issue or from and including the last date in respect to which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the Maturity Date, as the case may be.

(d) Registration and Form. The Notes shall be issuable as Registered Securities as provided in Section 2.02 of this Article II. The Notes shall be issued and may be transferred only in minimum denominations of €100,000 and integral multiples of €1,000 thereafter. Principal of and interest on the Notes will be payable, and the Notes will be transferable or exchangeable, at the office or offices or agency maintained by the Company for these purposes. Payment of interest on the Notes may be made at the Company’s option by check mailed to the registered holders thereof.

(e) Defeasance and Covenant Defeasance. The provisions for defeasance in Section 1302 of the Base Indenture, and the provisions for covenant defeasance in Section 1303 of the Base Indenture, shall be applicable to the Notes.

(f) Further Issues. Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Company may, from time to time, without notice to, or the consent of, the Holders, create and issue additional Notes of this series having the same ranking and terms and conditions as the Notes in all respects, except for the issue date, the public offering price and, in some cases, the first Interest Payment Date (the “Additional Notes”). Any Additional Notes having similar terms, together with the Notes of this series shall be consolidated with and shall form a single series with the previously outstanding Notes. If the Additional Notes are not fungible with the previously outstanding Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. Notice of any such issuance shall be given to the Trustee and a new supplemental indenture shall be executed in connection with the issuance of such additional Notes.

(g) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A.

Section 2.04 Ranking. The Notes shall be general unsecured obligations of the Company. The Notes shall rank pari passu in right of payment with all unsecured and unsubordinated indebtedness, including, without limitation, any unsecured senior indebtedness, of the Company and senior in right of payment to all subordinated indebtedness of the Company.

Section 2.05 Sinking Fund. The Notes shall not be entitled to any sinking fund.

Section 2.06 Place of Payment. The Place of Payment in respect of the Notes will be at the office or agency of the Company in the City of New York, State of New York or at the office or agency of the Paying Agent maintained for such purposes in the city of London, initially 125 Old Broad Street, Fifth Floor, London EC2N 1AR.

Section 2.07 Transfer and Exchange.

(a) The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of the Base Indenture, this Nineteenth Supplemental Indenture and the then applicable procedures of the Depositary (the “Applicable Procedures”). Any Holder of a Global Note shall, by acceptance of such Global Note, agree that the transfers of beneficial interests in such Global Note may be effected only through book-entry procedures maintained by the Common Depositary, and that, except as provided for in Article II of the Base Indenture, ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form. Transfers of a Global Note shall be limited to transfers in whole and not in part, to the Common Depositary, its successors and their respective nominees. Interests of beneficial owners in a Global Note shall be transferred in accordance with the Applicable Procedure of the Depositary or its successor. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Base Indenture, this Nineteenth Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Security Registrar shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.08 hereof.

(b) Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(b), the Security Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Trustee the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Trustee shall cancel any such Definitive Notes so surrendered, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 303 of the Base Indenture, the Trustee shall authenticate and deliver to the Person designated in the instructions a new Definitive Note in the appropriate principal amount. Any Definitive Note issued pursuant to this Section 2.07(b) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Definitive Notes are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to Section 305 of the Base Indenture.

Section 2.08 Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 309 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Securities represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Security Registrar or by the Depositary at the direction of the Security Registrar to reflect such increase.

ARTICLE III

REDEMPTION OF THE NOTES

Section 3.01 Special Mandatory Redemption by the Company

(a) If the Company does not satisfy the minimum tender and other conditions in the Purchase Agreement and consummate the Wright Tender Offer on or prior to February 4, 2021, or if, at any time prior to such date, the Company notifies the Trustee in writing that the Purchase Agreement has been terminated (each, a “Special Mandatory Redemption Event”), the Company shall redeem the Notes in whole but not in part at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the Special Mandatory Redemption Date, as described in Section 3.01(c) below).

(b) Upon the occurrence of a Special Mandatory Redemption Event, the Company shall promptly (but in no event later than 10 Business Days following such Special Mandatory Redemption Event) notify the Trustee in writing of such event in an Officers’ Certificate, and the Trustee shall, no later than 5 Business Days following receipt of such notice from the Company, notify the Holders of Notes (such date of notification to the Holders, the “Special Mandatory Redemption Notice Date”) that all of the Notes outstanding will be redeemed at the Special Mandatory Redemption Price on the 3rd Business Day following the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the Holders of Notes, in accordance with the applicable provisions set forth herein and in Article XI of the Base Indenture, the form of such notice to the Holders of the Notes to be included in such notice to the Trustee. At or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Notes. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date. For the avoidance of doubt, a failure by the Company to pay the Special Mandatory Redemption Price on a Special Mandatory Redemption Date in accordance with the terms as set forth in this Section 3.01 shall constitute an Event of Default under the meaning of Section 501 of the Base Indenture.

(c) Notwithstanding subsection (a) above, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Special Mandatory Redemption Date shall be payable on such Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to the terms of the Notes and the Indenture. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after the Special Mandatory Redemption Date interest shall cease to accrue on any Notes or portions thereof that are called for redemption.

Section 3.02 Optional Redemption by the Company

(a) The Company shall have the right to redeem the Notes at any time in whole or from time to time in part, at the Company’s option for cash prior to November 3, 2024 (the “Par Call Date”) at a redemption price (the “Redemption Price”) equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; or

(ii) an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) to November 3, 2024, discounted to the date of redemption on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate, plus 15 basis points;

plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

(b) At any time on or after the Par Call Date, the Company may redeem the Notes, in whole or from time to time in part, at the Company’s option for cash at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

(c) Notwithstanding subsections (a) and (b) above, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date shall be payable on such Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to the terms of the Notes and the Indenture. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on any Notes or portions thereof that are called for redemption.

(d) Notices of redemption pursuant to this Section 3.02 shall be mailed (or, in the case of Notes held in book-entry form, be transmitted electronically) at least ten (10) but not more than sixty (60) days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address.

(e) If less than all of the Notes are to be redeemed at any time, the Notes to be redeemed will be selected by the Trustee in accordance with the standard procedures of the Depositary. If the Notes to be redeemed are not Global Notes then held by Euroclear or Clearstream, the Trustee will select the Notes to be redeemed on a pro rata basis. If the Notes are listed on the New York Stock Exchange (“NYSE”) or any other national securities exchange, the Trustee will select Notes in compliance with the requirements of the NYSE or other principal national securities exchange on which the Notes are listed. Notwithstanding the foregoing, if less than all of the Notes are to be redeemed, no Notes of such series of a principal amount of €100,000 or less shall be redeemed in part.

(f) If money sufficient to pay the Redemption Price on the Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and notice of redemption has been given in accordance with the terms of this Indenture, then on and after such Redemption Date, interest will cease to accrue on the Notes (or such portion thereof) called for redemption.

Section 3.03 Optional Redemption for Tax Reasons

(a) The Company shall have the right to redeem the Notes at any time in whole, but not in part, on not less than 10 nor more than 60 days’ prior notice, at 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to, but excluding, the Redemption Date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the original issue date with respect to the Notes, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described in Section 3.04.

Section 3.04 Payment of Additional Amounts

(a) All payments of principal, interest, and premium, if any, in respect of the Notes will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

(b) The Company will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of, premium, if any, and interest in respect of the Notes to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(i) to the extent any tax, assessment or other governmental charge would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(1) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(2) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(3) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax-exempt organization, or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(4) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(5) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(ii) to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(iii) to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(iv) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or the Paying Agent from the payment;

(v) to any tax, assessment or other governmental charge required to be withheld by the Paying Agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

(vi) to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of Notes;

(vii) to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or Holder thereof would have been entitled to the payment of additional amounts had such Note been presented for payment on any day during such 30-day period;

(viii) to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, whether currently in effect or as published and amended from time to time;

(ix) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or

(x) in the case of any combination of the above Sections 3.04(b)(i) – 3.04(b)(xi).

(c) As used in Section 3.03, and this Section 3.04, the term “United States” means the United States of America, its territories and possessions, the states of the United States and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01 Repurchase at the Option of Holders Upon Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to the Indenture, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of such repurchase.

(b) Within thirty (30) days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes or the Indenture by virtue of such conflict.

(d) On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) properly tendered pursuant to its offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(e) The Paying Agent shall promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee shall promptly authenticate and mail (or, if a Global Note, to be adjusted on the Schedule of Exchanges attached thereto) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note shall be in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer or (ii) the Company has previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes pursuant to Section 3.02(d).

(g) If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making such an offer in lieu of the Company pursuant to subsection (f) of this Section 4.01, purchases of all of the Notes validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than ten (10) days nor more than sixty (60) days’ prior notice, provided that such notice is given not more than thirty (30) days following such repurchase pursuant to subsection (b) of this Section 4.01, to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the Second Change of Control Payment Date.

ARTICLE V

COVENANTS

Section 5.01 Limitation on Liens.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness secured by any Mortgage upon any Principal Property of the Company or any Restricted Subsidiary without equally and ratably securing the Notes (and, if the Company so determines, any other Indebtedness ranking equally with the Notes) with such Indebtedness; provided, however, that the foregoing restrictions shall not prevent the Company or any Restricted Subsidiary from issuing, assuming or guaranteeing any Indebtedness secured by a Permitted Mortgage.

(b) Notwithstanding the provisions of subsection (a) of this Section 5.01, the Company or any Restricted Subsidiary may, in addition to Mortgages permitted by subsection (a) of this Section 5.01 and without equally and ratably securing the Notes, create or assume and renew, extend or replace Mortgages which would otherwise be subject to such subsection (a), provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

Section 5.02 Limitations on Sale and Leaseback Transactions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction without equally and ratably securing the Notes (and, if the Company so determines, any other Indebtedness ranking equally with the Notes) unless:

(i) within 180 days after the receipt of the proceeds of such sale or transfer, the Company or any Restricted Subsidiary applies an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of such Principal Property at the time of such sale or transfer to any (or a combination) of (1) the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt of the Company or (2) the purchase, construction, development, expansion or improvement of other comparable property, subject in each case to credits for voluntary retirements of Senior Funded Debt of the Company; or

(ii) the Company or such Restricted Subsidiary would be entitled, at the effective date of such sale or transfer, to incur Indebtedness secured by a Mortgage on such Principal Property, in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to the provisions of Section 5.01 above.

The foregoing restriction shall not apply to any Sale and Leaseback Transaction (w) for a term of not more than three years including renewals, (x) with respect to a Principal Property if a binding commitment is entered into with respect to such Sale and Leaseback Transaction within three years after the later of (1) December 3, 2019 or (2) the date when the applicable Principal Property was acquired, (y) with respect to a Principal Property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation, or (z) between the Company and any Restricted Subsidiary or between Restricted Subsidiaries.

(b) Notwithstanding the provisions of subsection (a) of this Section 5.02, the Company or any Restricted Subsidiary may, in addition to Sale and Leaseback Transactions permitted by subsection (a) of this Section 5.02 and without equally and ratably securing the Notes, create or assume and renew, extend or replace Mortgages, or enter into any Sale and Leaseback Transaction without any obligation to retire any Senior Funded Debt of the Company or a Restricted Subsidiary, provided that, at the time of such creation, assumption, renewal, extension or replacement of a Mortgage or at the time of entering into such Sale and Leaseback Transaction, and after giving effect thereto, Exempted Debt does not exceed 15% of Consolidated Net Tangible Assets.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01 Ratification of Base Indenture. This Nineteenth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Nineteenth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 6.02 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof, or with a provision of the Base Indenture, which is required to be included in this Nineteenth Supplemental Indenture, or in the Base Indenture, respectively, by any of the provisions of the Trust Indenture Act, such required provision shall control to the extent it is applicable.

Section 6.03 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.04 Successors and Assigns. All covenants and agreements in this Nineteenth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 6.05 Separability Clause. In case any one or more of the provisions contained in this Nineteenth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.06 Governing Law. THIS NINETEENTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE, IN WHICH CASE THE TRUST INDENTURE ACT WILL GOVERN.

Section 6.07 Counterparts. This Nineteenth Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Nineteenth Supplemental Indenture to be duly executed, all as of the day and year first above written.

STRYKER CORPORATION

By:	/s/ Jeanne M. Blondia
Name: Jeanne M. Blondia
Title: Vice President, Finance and Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

EXHIBIT A

Form of Face of 2024 Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”) AND CLEARSTREAM BANKING, S.A. (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ELAVON USB NOMINEES (UK) LIMITED IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO ELAVON FINANCIAL SERVICES DAC OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK, HAS AN INTEREST HEREIN.

STRYKER CORPORATION

0.250% Notes due 2024

No.	€
CUSIP NO. 863667AV3
ISIN NO. XS2087622069
COMMON CODE 208762206

Stryker Corporation, a Michigan corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Elavon Financial Services DAC, as common depositary for Euroclear Bank, SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), or registered assigns, the principal sum of 850,000,000 Euros on December 3, 2024 and to pay interest thereon from December 3, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually on December 3 of each year, commencing December 3, 2020, at the rate of 0.250% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of New York, State of New York or at the office or agency of the Paying Agent maintained for such purposes in the city of London, initially 125 Old Broad Street, Fifth Floor, London EC2N 1AR; provided, however, that at the option of the Company payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) wire transfer in immediately available funds to the place and account designated in writing by the Person entitled to such payment as specified in the Security Register; and provided further, that if this Security is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depositary or its nominee as permitted in the Indenture.

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of this Note, will be made in Euro; provided that if the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the Euro is again available to the Company or so used. In such circumstances, the amount payable on any date in Euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/Euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the Euro. Any payment in respect of this Security so made in U.S. dollars will not constitute an Event of Default (as defined in the Indenture). Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereof has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

STRYKER CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION
As Trustee

By:
Authorized Signatory

Dated:

Form of Reverse of 2024 Note

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of January 15, 2010 (the “Base Indenture”), as supplemented by the Nineteenth Supplemental Indenture, dated as of December 3, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, a nationally chartered banking association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to €850,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount.

The Securities of this series are subject to redemption as provided in Sections 3.01, 3.02 and 3.03 of the Supplemental Indenture and Article XI of the Base Indenture.

This Security will not be subject to any sinking fund.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 above that amount. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THE SECURITIES OF THIS SERIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE TRUST INDENTURE ACT IS APPLICABLE, IN WHICH CASE THE TRUST INDENTURE ACT WILL GOVERN.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.